April __, 2006

Studio Zone Investors (“Investors”):

On September 30, 2005 the Studio Zone, Inc., a Nevada corporation (the “Company”), closed a private placement financing (the “Private Placement”) in the amount of Eighty Thousand ($80,000USD) dollars pursuant to the terms of a Offering Memorandum (the “Memorandum”). Under the terms of the Private Placement, 40 individuals (the “Investors”) purchased one unit each in the amount of $2,000.

Subsequently, on October 26, 2005 the Company filed a Form SB-2 under the Securities Act of 1933, as amended, in order to register the securities underlying the Private Placement. As an initial comment to said SB-2, the Securities and Exchange Commission (“SEC’) determined that the audited financial statements, as filed, were materially deficient insofar as accounting for the transaction described therein (the “Transaction”). As a result, all necessary financial statements have been re-audited to comply with applicable rules and regulations in light of the Transaction.

To this end, attached hereto as Exhibit “A” is a true and accurate copy of these re-audited financial statements for your review and consideration. Although the Company intends to file these re-stated financials statements in a Form SB-2/A, the Company will only proceed to do so after you have had an opportunity to carefully and thoroughly review the attached financials, if necessary with the appropriate advice of professional(s), and you have either (1) re-confirmed your initial subscription, or (2) advised the Company that you withdraw your subscription and request a full refund.

Since this correspondence is being sent to you, an Investor, in order to convey the revised audited financial statements (“Restated Financials”) as attached hereto, you are urged to carefully review the Restated Financials in conjunction with the original Private Placement Memorandum and, following a review of the Restated Financials, either consent to the new Restated Financials or request a full refund of all monies invested under the Private Placement.

Following your review of the aforementioned information, you must sign below, indicating the offer package number and offeree number located on the front cover of the Private Placement Memorandum, and mail or fax this correspondence directly to the Company no later than April ___, 2006, advising the Company that you either (a) consent to the Re-Stated Financials, or (2) request a full refund of your entire investment. The Company shall process any such request and refund monies within 5 days from the date of receipt of such request.

If you as an Investor decide that the Restated Financials, read in conjunction with the Private Placement Memorandum, do not significantly alter the risk of their Investment, then please be advised that the Company shall continue with the registration of the securities pursuant to an Amended Form SB-2 Registration Statement. In any event, the Company makes no representations as to the length of time it may take to have any Amended Registration Statement declared effective.

Finally, the Company sincerely apologizes for any inconvenience that this may have cause and would like to assure you that the Company is working diligently to complete the registration process as quickly as possible. If you have any questions or would like additional information please do not hesitate to contact the Company directly to discuss the options presented herein.

Sincerely,

Lynn Wahl
Chief Executive Officer

I have carefully reviewed the foregoing information along with the Restated Financials as attached hereto and, after careful consideration, I

_______ hereby consent to the restated financials as it relates to monies invested by me under the terms of the original Private Placement Memorandum dated September 1, 2005; or

_______ would like to receive a full refund of any monies invested by me under the terms of the original Private Placement Memorandum dated September 1, 2005.

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Signature       Date

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Please Print Name      Offeree Number

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Packet Number